Exhibit 99.1

CMR Mortgage Fund II, LLC

Newsletter February 2009

California Mortgage and Realty, Inc.	62 First Street, Fourth Floor
Commercial Real Estate Financing Since 1958	San Francisco, California 94105
Manager of the CMR Mortgage Funds	Telephone (415) 974-1100 Fax 974-1143

February 27, 2009

Dear Investor:

We hope that the New Year is treating you well thus far.  It would be difficult to imagine a year worse than 2008 and we are looking forward to an eventual thawing of the credit markets.  While most believe that liquidity and credit will eventually flow again and that this deep recession we’re in will eventually end, it appears from most perspectives that things will get worse — hopefully not too much worse — before they get better.  It is our challenge to make it through these difficult times and hold onto as many of our assets as we can until the economy improves sufficiently enough for us to monetize our assets.  Thus far, we have managed to do this for the most part.   With your continued support, we look forward to doing our best to continue to do so in the difficult months to come.

We have some recent developments we’d like to share with you.

Jim Gala, our CEO, will be leaving CMR on or before March 31, 2009.  Jim has been with us for over three years during a period where we have all faced great challenges and he has helped guide us through the most turbulent economic time of most of our lives.  We thank him for his hard work, dedication, committed efforts and true professionalism.  CMR made great improvements in our operational processes, accounting and auditing systems and our overall management efforts.  We will miss him and his talented capabilities and wish him the very, very best in his future endeavors.

Jim’s departure is part of a significant downsizing of CMR staff and expense structure which, as most of you know, has been underway for some time.  We have, like most other companies in the mortgage and investment industries, had to adjust to the difficulties and challenges within our own operations.  As you know, CMR’s income sources have been dramatically reduced as our loan portfolio has suffered in performance.  We have not originated any loans in the Fund since late 2007 and thus have not generated any loan origination fees from the Fund since then.  As greater numbers of our borrowers have stopped their mortgage payments to us, our loan servicing income has also dropped dramatically since we are dependent on loan payments received for much of our servicing income.  And finally, our asset management fees, which traditionally represented about 20% of our revenues, now represent most of our current revenues.  However, these fees have also been reduced as a result of our continued write-downs of assets in the Fund.

We have had to reduce our own overhead and operating expenses in order to cope with our dramatically declining revenues.   While our final accounting is not complete, it appears that CMR will have suffered an operating loss in excess of $4 Million for the 2008 year.  Much of this loss was covered by the sale of real estate assets that I had owned.  However, we are reaching the limits of assets which can be sold in this environment not only because real estate prices have declined but also because there are few buyers for real estate properties and even less financing and credit available to real estate purchasers.

As a result, we have reduced staff and expenses.  We have taken the painful steps of laying off very dedicated and hard-working employees and have reduced salaries and benefits for our remaining staff.  Despite having made these very difficult decisions, the fact remains that CMR continues to generate very significant losses every month.  We are exploring alternative options for ensuring that we can continue to operate as Manager of the Fund, and will keep you informed as progress is made.

We are also in the process of forming an Investor Committee to help advise CMR as we move forward.  We have always believed — and continue to believe — that we have worked in the best interests of the Fund but it has become clear to us that having an advisory group made up of investors would help us in making ongoing decisions with respect to the Fund.  Advice from legal counsel has led us to conclude that an Investor Committee made up of three of some of the largest investors in the Fund would allow us to begin the process of interacting more directly with investors in making significant management decisions.  We hope that you support this effort and when the Committee is formed, we will provide further details.

And finally with regard to the Hawaii loan, the senior lender, Canpartners Realty Holding Company IV, LLC received from the Bankruptcy Court approval to foreclose on the Hawaii property, and is seeking approval to foreclose on the membership interests of our borrower.  It was the impending foreclosure of those membership interests back in November that prompted Fund I’s bankruptcy filing.  Our attorneys believe that the foreclosure on the land itself could take at least six months or more.  Furthermore, if the foreclosure does take place and Canpartners end up owning the land, the order prohibits it from encumbering the land (borrowing on the land) or selling the land until our lawsuit against them is finally adjudicated.  This will take some time.  The court’s ruling is a bad result in some ways and a potentially good result in other respects.  In the meantime, we have filed an appeal of the order granting Canpartners the right to foreclose on the land, and the final determination of the order could take a year or more.  We will keep you apprised as to developments in this case as they arise but we continue to maintain our position in the Hawaii property for the time being.

Again, thank you for continued support and confidence and we pledge to continue to do our best — with fewer human resources than before — to try to get through these difficult times.

Sincerely,

David Choo
President

This newsletter contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995, which provides a “safe harbor” for statements about future events, products and future financial performance that are based on the beliefs of, estimates made by and information currently available to the Manager. The outcome of the events described in these forward-looking statements is subject to risks and uncertainties. Actual results and the outcome or timing of certain events may differ significantly from those projected in these forward-looking statements due to the factors listed under “Risk Factors” in  the Fund’s Annual Report of Form 10-K for the year ended December 31, 2007 and from time to time in our other filings with the SEC. For this purpose, statements concerning future liquidity, interest rates, availability of credit and other conditions in the credit markets, and economic conditions and their effect on  the  Fund and its assets, trends in real estate markets, future loan payoffs, foreclosures and value recovered from property sales, ability to meet senior debt service and operating expenses, estimates as to the allowance for loan losses, writedowns and the valuation of real estate held for sale,   the ability to hold properties until the markets improve or to sell them, ways to allow investors to redeem their investments , as well as actions expected to be taken by California Mortgage and Realty, Inc., as our Manager; and any statements using the terms “believe,” “expect,” “expectation,” “anticipate,” “can,” “should,” “would,” “could,” “estimate,” “appear,” “based on,” “may,” “intended,” “potential, “are emerging” and “possible” or similar statements are forward-looking statements that involve risks and uncertainties that could cause our actual results and the outcome and timing of certain events to differ materially from those projected or management’s current expectations.  By making forward-looking statements,  the  Fund has not assumed any obligation to, and you should not expect  the  Fund to, update or revise those statements because of new information, future events or otherwise.